Exhibit 10.39

SURGE GLOBAL ENERGY, INC.
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is entered this October 6, 2006, to be effective as of September 26, 2006, by and between SURGE GLOBAL ENERGY, INC, a Delaware corporation (the "Company") and Richard Collato, an individual ("Consultant"). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein (including Section I I hereof), the parties agree as follows:

1.  Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A (the "Services"), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant's performance of the Services. In connection with Consultant's receipt of the options described on Exhibit A, Consultant hereby makes the representations set forth on Exhibit B to this Agreement.

2.  Confidentiality.

A. Definition. "Confidential Information" means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, strategic plans or other information regarding Company's products or services and markets therefor, vendors list and vendors, customer lists and customers, developments, processes, technology, designs, engineering, marketing, finances or other business information. Confidential Information does not include information that (i) has become, publicly known and made generally available through no wrongful act of Consultant or (ii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

B. Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

C. Former Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company's premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

E.  Return of Materials. Upon the termination of this Agreement, or upon Company's earlier request, Consultant will deliver to the Company all of the Company's property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant's possession or control.

3. Conflicting Obligations. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

4. Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant's progress in performing the Services under this Agreement.

5. Term and Termination,

A. Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) final completion of the Services or (ii) termination as provided in Section 5.B.

B. Termination. The Consultant may terminate this Agreement if, following 10 calendar days' prior written notice, the Company has not provided to Consultant the compensation earned, due and payable as set forth on Exhibit A hereto. The Company may terminate this Agreement upon giving the Consultant 30 calendar days' prior written notice of such termination pursuant to Section 10.E of this Agreement, Additionally, the Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

C. Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within 30 calendar days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company's policies and in accordance with the provisions of Section 1 of this Agreement; and

(2) Section 2 (Confidentiality), Section 3 (Conflicting Obligations), Section 6 (Independent Contractor; Benefits), Section 7 (Indemnification) Section 8 (Nonsolicitation) and Section 9 (Arbitration and Equitable Relief) will survive termination of this Agreement.

6. Independent Contractor; Benefits.

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income. Consultant hereby agrees to indemnify Company fully for any such taxes for which Company is held liable by reason of any re-characterization of Consultant as an employee of Company by any taxing authority, including but not limited to, employer's share of FICA. It is Consultant's responsibility to provide Consultant's own worker's compensation, comprehensive liability and auto insurance coverage to the extent required by law. This responsibility shall extend not only to Consultant, but to any and all assistants, independent contractors, employees or agents Consultant may hire or utilize to assist him in the performance of this Agreement.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as Company's employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company's benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

7. Indemnification.

A. Consultant Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising directly or indirectly from or in connection with a determination by a court or agency that the Consultant is not an independent contractor or any breach of the provisions of this Agreement by Consultant.

B. Company Indemnification. Company agrees to indemnify Consultant against all Claims (as defined below) and all costs, expenses and reasonable attorneys' fees incurred in the defense of any such Claims or any actions or proceeding brought on any such Claims (collectively, "Expenses"), unless such Claims and/or Expenses shall have been the result of gross negligence, fraud or intentional misconduct by Consultant, in which case such indemnification shall not cover such Claims or Expenses to the extent resulting from such gross negligence, fraud or intentional misconduct. For purposes of this Section 7B, "Claims" shall mean all liabilities, damages, costs, expenses, reasonable attorneys' fees and claims, arising from (i) any activity, work or thing done, permitted or suffered by Company or by any agent, employee, officer, or independent contractor of or, retained by Company in connection with this Agreement, or (ii) any breach or default in the performance of any obligation to be performed by Company under this Agreement. If any action or proceeding is brought against Consultant by reason of any Claims of which Consultant is entitled to indemnification under this Section 7B, then upon written notice from Consultant ("Notice"), Company shall defend such action or proceeding at Company's sole cost by counsel reasonably satisfactory to Consultant; provided, however, such Notice shall include a written undertaking by Consultant to repay all amounts paid by the Company to defend such action or proceeding, including attorneys' fees and costs, if it shall ultimately be determined that Consultant Person is not entitled to be indemnified under this Section 7B.

8. Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the "Restricted Period"), Consultant will not, without the Company's prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant's own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant's engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

9. Arbitration and Equitable Relief

A. Arbitration. Consultant agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant's performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. CONSULTANT AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO: ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE NEVADA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. Consultant understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.

B. Procedure. Consultant agrees that any arbitration will be administered by the American Arbitration Association ("AAA"), and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. Consultant agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment andlor adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Consultant agrees that the arbitrator will issue a written decision on the merits. Consultant also agrees that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Consultant understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Consultant shall pay the first $200.00 of any filing fees associated with any arbitration Consultant initiates. Consultant agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that, to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

C. Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by the Rules, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

D. Availability of Injunctive Relief In addition to the right under the Rules to petition the court for provisional relief, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Sections 2 (Confidentiality), or 3 (Conflicting Obligations) of this Agreement or any other agreement regarding trade secrets, confidential information or nonsolicitation. In the event either the Company or Consultant seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys' fees.

E. Administrative Relief Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.

F. Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else, Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

10. Miscellaneous.

A. Governing Law. This Agreement shall be governed by the laws of California without regard to California's conflicts of law rules.

B. Assignability. Consultant may not sell, assign or delegate any rights or obligations under this Agreement, including without limitation, any of the options or shares provided to Consultant pursuant to this Agreement; provided, however, Consultant may sell shares of the Company acquired pursuant to this Agreement in compliance with applicable state and federal securities law.

C. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party's address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 9(E).

(1)	If to the Company, to: Surge Global Energy, Inc. 12220 El Camino Real, Suite 410 San Diego, CA 92130 Attention: David Perez, President Telephone: (858) 704-5018 Facsimile: (858) 704-5011

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

F. Attorneys' Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, in addition to any other relief to which that party may be entitled.

G. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

11. Legal Counsel. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND UNDERSTANDS THAT SUCH PARTY HAS THE RIGHT TO CONSULT WITH AN ATTORNEY OF HISIHERIITS CHOICE CONCERNING THE TERMS, EXECUTION AND EFFECT OF THIS AGREEMENT. EACH OF THE PARTIES REPRESENTS THAT SUCH PARTY HAS HAD AN OPPORTUNITY TO REVIEW THE AGREEMENT, THAT SUCH PARTY HAS READ AND UNDERSTAND THE AGREEMENT, THAT SUCH PARTY IS FULLY AWARE OF THE CONTENTS OF THIS AGREEMENT AND OF ITS LEGAL EFFECT, AND WARRANTS AND REPRESENTS THAT THIS AGREEMENT IS EXECUTED VOLUNTARILY AND WITHOUT DURESS OR UNDUE INFLUENCE ON THE PART OF OR ON BEHALF OF ANY PERSON OR ENTITY. EACH OF THE PARTIES FURTHER ACKNOWLEDGES AND REPRESENTS THAT GREENBERG TRAURIG, LLP (AND STEVEN T. ANAPOELL, ESQ., SPECIFICALLY) ("COUNSEL") HAS BEEN INSTRUCTED AND RETAINED BY THE COMPANY TO PREPARE AND NEGOTIATE THIS AGREEMENT AND COUNSEL DOES NOT REPRESENT, AND HAS NEVER REPRESENTED, CONSULTANT IN CONNECTION WITH THIS AGREEMENT OR IN ANY OTHER CAPACITY WHATSOEVER ON OR PRIOR TO THE EFFECTIVE DATE. COUNSEL SHALL BE ENTITLED TO RELY UPON AND TO ENFORCE, AT THE PARTIES' EXPENSE, THE PROVISIONS OF THIS SECTION 11, AS AN EXPRESS AND INTENDED THIRD PARTY BENEFICIARY OF THIS SECTION 11.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on this day of October 6th, 2006, to be effective as of September 26, 2006.

CONSULTANT	SURGE GLOBAL ENERGY, INC.
/s/ Richard Collato	By:	/s/David Perez
David Perez, President
Address for Notice:

EXHIBIT A
SERVICES AND COMPENSATION

1. Contact. Consultant's principal Company contact:

Name: David Perez Title: President

2. Services. Consultant shall perform the following services during the term of this Agreement:

A. Consultant shall make himself reasonably available to the Company's President up to a maximum of twelve (12) hours per month for consultation and other activities related to formulating and implementing business strategies and relationships. Consultant shall not be required to devote his entire time, attention and energies to the business of the Company and shall not be required to maintain any set hours at the Company's offices. Consultant's obligations under this Section 2A shall terminate on the earlier of (i) September 26, 2007, and (ii) on Consultant's giving the Company 30 calendar days' prior written notice of such termination pursuant to Section 10.E of this Agreement.

B. Consultant shall use his commercially reasonable efforts to locate and introduce qualified appointees ("Appointees") to the Company's Board of Directors until such time as three (3) such Appointees have either accepted positions on the Board or such positions have been filled (Consultant may be a proposed Appointee); and

C. If any one or more of the Appointees does not serve on the Board for at least 12 months, Consultant shall use his commercially reasonable efforts to Iocate and introduce a replacement Appointee for each such board position to the extent such board position remains open,

3. Compensation.

A. The Company will pay Consultant a non-refundable retainer of $6,000 per month for the service to be provided by Consultant under Section 2A above, The first payment shall be due on the later of October 5, 2006, or the signing of this Agreement.

B. Additionally, the Company shall pay the Consultant $25,000 per Appointee (defined below) upon the Initial Vesting Date (defined below), and $2,083.33 per Appointee (payable by the fifth (5`h) day of each applicable month) for each of the 12 months following the Initial Vesting Date (defined below) that such Appointee serves on the Company's Board of Directors,

C. The Company hereby grants Consultant a nonqualified stock option to purchase 300,000 shares of the Company's Common Stock at a price per share equal to $0.001, subject to the following vesting schedule: 50,000 of the shares subject to the option shall vest upon the Company's appointment of, and the acceptance of such appointment by each Appointee (up to a maximum of three Appointees (i.e., total of 150,00 shares)) (the date of such acceptance, the "Initial Vesting Date"), and the remaining shares shall vest at a rate of 4,166 shares per month for each Appointee that remains on the Company's Board of Directors following the Initial Vesting Date. By way of illustration only, if one Appointee remains on the Company's Board of Directors for three months following the Initial Vesting Date, the second Appointee remains on the Company's Board of Directors for 1 month following the Initial Vesting date and the third person is not appointed, then the total number of share vested shall be 16,664 shares (4,166 + [3 x 4,166] = 16,664 shares) plus the 50,000 vested shares for each of the two Appointees as of the Initial Vesting Date, for a total of 116,664 shares.

Accepted and agreed this October 6, 2006, to be effective as of September 26, 2006.

CONSULTANT	SURGE GLOBAL ENERGY, INC.
/s/ Richard Collato	By:	/s/David Perez
David Perez, President

EXHIBIT B
CONSULTANT'S REPRESENTATIONS AND WARRANTIES

Consultant hereby represents, warrants and covenants to the Company as follows, which representations, warranties and covenants shall be deemed made on the date of execution of this Agreement and upon each exercise of an option issued in accordance with Section 3C of Exhibit A :

1. Purchase for Own Account. Consultant represents that it is acquiring the options and equity securities issuable upon exercise of the options in accordance with Section 3C of ExhibitA to this Agreement (collectively, the "Securities") solely for investment for Consultant's own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Consultant has no present intention of selling, granting any participation in, or otherwise distributing the same. The acquisition by Consultant of any of the Securities shall constitute confirmation of the representation by Consultant that Consultant does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

2. Disclosure of Information. Consultant has received all the information he considers necessary or appropriate for deciding whether to acquire the Securities. Consultant further represents that he has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company.

3. Investment Experience. Either (i) Consultant has a preexisting personal or business relationship with the Company or its officers, directors or controlling persons, or (ii) Consultant, by reason of his own business and financial experience, has the capacity to protect his own interests in connection with the investment contemplated hereby. Consultant represents that he is an investor in securities of companies comparable to the Company and acknowledges that he is able to fend for himself, can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Securities. Consultant acknowledges that any investment in the Securities involves a high degree of risk, and represents that he is able, without materially impairing his financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of his investment,

4. Accredited Investor. Consultant represents that (i) he is a natural person whose individual net worth (or joint net worth with his spouse) exceeds $1,000,000, (ii) he is a natural person who had an individual income in excess of $200,000 in each of the two most recent years and who reasonably expects to have an individual income in excess of $200,000 in the current year or who had joint income in excess of $300,000 in each of the two most recent years and who reasonably expects to have joint income in excess of $300,000 in the current year, and (iii) for the purpose of Section 25102(f) of the California Corporations Code, he is excluded from the count of "purchasers" pursuant to Rule 260.102.13 thereunder.

5. Restrictions on Transfer. Consultant understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, Consultant represents that he is familiar with Securities Exchange Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act. CONSULTANT UNDERSTANDS AND ACKNOWLEDGES HEREIN THAT AN INVESTMENT IN THE COMPANY'S SECURITIES INVOLVES AN EXTREMELY HIGH DEGREE OF RISK AND MAY RESULT IN A COMPLETE LOSS OF HIS INVESTMENT. Consultant understands that the Securities have not been and will not be registered under the Act and have not been and will not be registered or qualified in any state in which they are offered, and thus Consultant will not be able to resell or otherwise transfer his Securities unless they are registered under the Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available. Consultant has no immediate need for liquidity in connection with this investment and does not anticipate that he will need to sell his Securities in the foreseeable future.

6. Certain Definitions. For purposes of Section IA above: (i) "net worth" means the excess of total assets at fair market value, including any owned personal residence and personal property, over total liabilities, including any mortgage debt; (ii) "individual income" means adjusted gross income as reported for Federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (A) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended (the "Code"), (B) the amount of losses claimed as a limited partner in a Iimited partnership (as reported on Schedule E of Form 1040), (C) any deduction claimed for depletion under Section 611 et seq. of the Code, and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Code prior to its repeal by the Tax Reform Act of 1986; and (iii) 'joint income" means adjusted gross income as reported for Federal income tax purposes, including any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (including any amounts attributable to a spouse or to property owned by a spouse): (A) the amount of any interest income received which is tax-exempt under Section 103 of the Code, (B) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (C) any deduction claimed for depletion under Section 611 et seq. of the Code, and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Code prior to its repeal by the Tax Reform Act of 1986.